Exhibit 99.1

HanesBrands

1000 East Hanes Mill Road

Winston-Salem, NC 27105

(336) 519-8080

news release

FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	Charlie Stack, (336) 519-4710

HANESBRANDS REPORTS FIRST-QUARTER 2012 RESULTS AND CONFIRMS FULL-YEAR 2012 GUIDANCE

WINSTON-SALEM, N.C. (April 19, 2012) – HanesBrands (NYSE: HBI), a leading marketer of everyday branded basic apparel, today reported financial results consistent with its guidance for the first quarter ended March 31, 2012.

The company had a net loss for the quarter of $0.27 per diluted share, compared with EPS of $0.49 in the year-ago first quarter. Net sales were $1.01 billion, a decrease of 3 percent compared with $1.04 billion a year ago. The results were better than the company’s guidance for an EPS loss of up to $0.35 and net sales of approximately $1 billion.

“We are tracking consistent with our expectations, and now with the worst of the cotton inflation behind us, our operating profit margin for the remainder of the year should average in the low double digits,” Hanes Chairman and Chief Executive Officer Richard A. Noll said. “Sales, profits and cash flow are running consistent with, or better than, our plans. When coupled with the visibility of our pricing and costs for the rest of the year, we feel very good about our momentum and are confident in our ability to achieve our full-year financial goals.”

Several of the company’s product categories, especially those that sustained the largest price increases to offset cotton inflation, generated solid sales growth and better than expected retail point-of-sale growth in the quarter. On a percentage basis, Hanes men’s underwear sales increased mid-single digits, Hanes women’s panty sales increased in the high teens, and total Innerwear segment sales, including sheer hosiery, increased 1 percent. In the Outerwear segment, Champion activewear sales increased in the mid-teens.

As expected, the dynamics in the wholesale imagewear screen-print category in the United States significantly impacted results. The imagewear loss in the quarter was the equivalent of $0.18 per share, and the company continues to expect a full-year imagewear loss of approximately $0.30. The company is slightly ahead of its plan to reposition domestic imagewear to focus on branded product categories and de-emphasize the highly promotional sector, which is expected to result in a smaller, more profitable and less volatile operation in the longer term.

As anticipated, cotton inflation also negatively affected margins in the quarter, as did supply chain actions of $13 million to balance capacity with unit demand. Supply chain operations are performing well, and continued optimization is expected to yield substantial cost savings.

HanesBrands Reports First-Quarter Fiscal 2012 Results and Reiterates Full-Year 2012 Guidance – Page 2

Hanes will benefit from declining inventory levels for the rest of the year. Inventory reached its peak for the year in the first quarter and ended the quarter slightly lower than originally expected. Free cash flow was slightly better than a year ago.

The company has good visibility to product pricing and costs for the remainder of the year. Product pricing has been confirmed with retailers for more than 95 percent of the company’s domestic unit volume. Cotton costs are locked in through December.

Hanes has reconfirmed its 2012 guidance of 2 percent to 4 percent net sales growth and EPS of $2.50 to $2.60. Consistent with these expectations, gross profit as a percent of sales is expected to reach the high 20s in the second quarter with an operating profit margin in the mid- to high single digits. In the second half, gross margins are expected to improve to the low 30s, while the operating profit margin is expected to average in the low double digits.

The company continues to expect full-year free cash flow in the range of $400 million to $500 million. The company’s priority for use of free cash flow is to deleverage its balance sheet by reducing long-term debt. The company ended the first quarter with long-term bond debt of $1.8 billion and expects to pay off approximately $300 million in floating-rate notes in 2012. In 2013, the company’s goal is to pay off its $500 million of 8 percent notes, reducing bond debt to approximately $1 billion.

Interest expense in 2012 is expected to be $15 million lower than 2011 as a result of debt reduction. The full-year tax rate is expected to be in the low double digits, consistent with the average of the past three years.

First-Quarter Business Segment Highlights

•

The Innerwear segment, which now includes hosiery operations, reported a net sales increase of 1 percent over last year led by strong contributions from men’s underwear, women’s panties and sheer hosiery. Operating profit decreased 31 percent compared with last year.

•

Outerwear segment sales decreased 9 percent but increased 4 percent excluding imagewear, with strong contributions from retail categories. In addition to strong Champion retail activewear sales, new Hanes retail casualwear programs partially offset lower Just My Size sales. Outerwear had an operating loss in the quarter. Gear For Sports continues to perform well and is on plan to generate full-year synergies and operating profit of $40 million.

•

International segment sales decreased 5 percent in the quarter, while operating profit fell 84 percent. In addition to significant cotton and other inflation, International results were affected by softness in the European imagewear category, which is under the same review process that the company conducted for its U.S. imagewear category.

•	The Direct to Consumer segment continues to make good progress improving operating margins. In the quarter, sales increased 2 percent and operating profit tripled.

HanesBrands Reports First-Quarter Fiscal 2012 Results and Reiterates Full-Year 2012 Guidance – Page 3

Change in Segment Reporting

As a result of the reduced size of sheer hosiery and changing trends, HanesBrands decided in the first quarter of 2012 to change its external segment reporting to include hosiery operations within the Innerwear segment. Hosiery had previously been reported as a separate segment. Prior-year segment sales and operating profit results, including other minor allocation changes, have been revised to conform to the current-year presentation.

Note on Proprietary Information

Hanes believes that it has a competitive advantage in managing its business during changing economic environments as a result of both its supply chain visibility and its extensive knowledge of consumer purchasing behavior. Therefore, the company plans to continue treating certain data, such as future cotton cost positions and product pricing details, as proprietary information until actual results are reported.

Note on Non-GAAP Terms and Definitions

Free cash flow and EBITDA are not generally accepted accounting principle measures.

Free cash flow is defined as cash from operations less net capital expenditures. Free cash flow may not be representative of the amount of residual cash flow that is available to the company for discretionary expenditures since it may not include deductions for mandatory debt-service requirements and other nondiscretionary expenditures. The company believes, however, that free cash flow is a useful measure of the cash-generating ability of the business relative to capital expenditures and financial performance. See Table 4 attached to this press release to reconcile free cash flow to the GAAP measure of net cash provided by operating activities.

EBITDA is defined as earnings before interest, taxes, depreciation, and amortization. Although the company does not use EBITDA to manage its business, it believes that EBITDA is another way that investors measure financial performance. See Table 2 attached to this press release to reconcile EBITDA to the GAAP measure of net income.

Hanes has chosen to provide these measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating company operations. Non-GAAP information should not be considered a substitute for financial information presented in accordance with GAAP and may be different from non-GAAP or other pro forma measures used by other companies.

Webcast Conference Call

Hanes will host a live Internet webcast of its quarterly investor conference call at 4:30 p.m. EDT today. The broadcast may be accessed on the home page of the HanesBrands corporate website, www.hanesbrands.com. The call is expected to conclude by 5:30 p.m.

An archived replay of the conference call webcast will be available in the investors section of the HanesBrands website. A telephone playback will be available from approximately midnight EDT today through midnight EDT April 26, 2012. The replay will be available by calling toll-free (855) 859-2056, or by toll call at (404) 537-3406. The replay pass code is 71981640.

HanesBrands Reports First-Quarter Fiscal 2012 Results and Reiterates Full-Year 2012 Guidance – Page 4

Cautionary Statement Concerning Forward-Looking Statements

Statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding our long-term goals and trends associated with our business, as well as guidance as to future performance. These and other forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements. These risks and uncertainties include the following: current economic conditions, including consumer spending levels and the price elasticity of our products; the impact of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; the highly competitive and evolving nature of the industry in which we compete; our ability to successfully manage social, political, economic, legal and other conditions affecting our domestic and foreign operations and supply-chain sources, such as political instability and acts of war or terrorism, natural disasters, disruption of markets, operational disruptions, changes in import and export laws, currency restrictions and currency exchange rate fluctuations; the impact of the loss of one or more of our suppliers of finished goods or raw materials; our ability to effectively manage our inventory and reduce inventory reserves; our ability to optimize our global supply chain; our ability to continue to effectively distribute our products through our distribution network; financial difficulties experienced by, or loss of or reduction in sales to, any of our top customers or groups of customers; gains and losses in the shelf space that our customers devote to our products; our ability to accurately forecast demand for our products; increasing pressure on margins; our ability to keep pace with changing consumer preferences; the impact of any inadequacy, interruption or failure with respect to our information technology or any data security breach; our ability to protect our reputation and brand images; our ability to protect our trademarks, copyrights and patents; our debt and debt service requirements that restrict our operating and financial flexibility and impose interest and financing costs; the financial ratios that our debt instruments require us to maintain; future financial performance, including availability, terms and deployment of capital; our ability to comply with environmental and occupational health and safety laws and regulations; costs and adverse publicity from violations of labor or environmental laws by us or our suppliers; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, registration statements, press releases and other communications. Except as required by law, the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

HanesBrands

HanesBrands is a socially responsible leading marketer of everyday basic apparel under some of the world’s strongest apparel brands, including Hanes, Champion, Playtex, Bali, JMS/Just My Size, barely there, Wonderbra and Gear For Sports. The company sells T-shirts, bras, panties, men’s underwear, children’s underwear, socks, hosiery, casualwear and activewear produced in the company’s low-cost global supply chain. Hanes has approximately 53,300 employees in more than 25 countries and takes pride in its strong reputation for ethical business practices. More information about the company and its corporate social responsibility initiatives, including environmental, social compliance and community improvement achievements, may be found on the Hanes corporate website at www.hanesbrands.com. Hanes is a U.S. Environmental Protection Agency Energy Star 2012 Sustained Excellence Award winner and 2010 and 2011 Partner of the Year. The company ranks No. 152 on Newsweek magazine’s list of Top 500 greenest U.S. companies.

TABLE 1

HANESBRANDS INC.

Condensed Consolidated Statements of Income (Loss)

(Amounts in thousands, except per-share amounts)

(Unaudited)

	Quarter Ended
	March 31, 2012	April 2, 2011	% Change
Net sales	$1,008,334	$1,036,410	-2.7%
Cost of sales	753,971	681,885

Gross profit	254,363	354,525	-28.3%
As a % of net sales	25.2%	34.2%

Selling, general and administrative expenses	248,285	252,682
As a % of net sales	24.6%	24.4%

Operating profit	6,078	101,843	-94.0%
As a % of net sales	0.6%	9.8%

Other expenses	645	601
Interest expense, net	36,998	41,105

Income (loss) before income tax expense (benefit)	(31,565)	60,137
Income tax expense (benefit)	(4,735)	12,028

Net income (loss)	$(26,830)	$48,109	-155.8%

Earnings (loss) per share:
Basic	$(0.27)	$0.49
Diluted	$(0.27)	$0.49	-155.1%

Weighted average shares outstanding:
Basic	98,533	97,194
Diluted	98,533	98,589

TABLE 2

HANESBRANDS INC.

Supplemental Financial Information

(Dollars in thousands)

(Unaudited)

	Quarter Ended
	March 31, 2012	April 2, 2011	% Change
Segment net sales¹:
Innerwear	$509,038	$502,683	1.3%
Outerwear	294,194	323,926	-9.2%
Direct to Consumer	84,713	82,798	2.3%
International	120,389	127,003	-5.2%

Total net sales	$1,008,334	$1,036,410	-2.7%

Segment operating profit (loss)¹:
Innerwear	$51,642	$74,765	-30.9%
Outerwear	(23,900)	25,260	-194.6%
Direct to Consumer	1,082	327	230.9%
International	3,182	20,346	-84.4%
General corporate expenses/other	(25,928)	(18,855)	37.5%

Total operating profit	$6,078	$101,843	-94.0%

EBITDA²:
Net income (loss)	$(26,830)	$48,109
Interest expense, net	36,998	41,105
Income tax expense (benefit)	(4,735)	12,028
Depreciation and amortization	23,330	21,687

Total EBITDA	$28,763	$122,929	-76.6%

¹	As a result of the reduced size of sheer hosiery and changing trends, HanesBrands decided in the first quarter of 2012 to change its external segment reporting to include hosiery operations within the Innerwear segment. Hosiery had previously been reported as a separate segment. Prior-year segment sales and operating profit results, including other minor allocation changes, have been revised to conform to the current-year presentation.
²	Earnings before interest, taxes, depreciation and amortization is a non-GAAP financial measure.

TABLE 3

HANESBRANDS INC.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	March 31, 2012	December 31, 2011
Assets
Cash and cash equivalents	$34,600	$35,345
Trade accounts receivable, net	524,745	470,713
Inventories	1,619,242	1,607,555
Other current assets	208,967	217,178

Total current assets	2,387,554	2,330,791

Property, net	623,872	635,406
Intangible assets and goodwill	600,606	603,071
Other noncurrent assets	464,180	465,401

Total assets	$4,076,212	$4,034,669

Liabilities
Accounts payable and accrued liabilities	$670,515	$703,711
Notes payable	41,648	63,075
Accounts Receivable Securitization Facility	163,370	166,933

Total current liabilities	875,533	933,719

Long-term debt	1,935,777	1,807,777
Other noncurrent liabilities	607,157	612,112

Total liabilities	3,418,467	3,353,608

Equity	657,745	681,061

Total liabilities and equity	$4,076,212	$4,034,669

TABLE 4

HANESBRANDS INC.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Quarter Ended
	March 31, 2012	April 2, 2011

Operating Activities:
Net income (loss)	$(26,830)	$48,109
Depreciation and amortization	23,330	21,687
Other noncash items	3,914	10,813
Changes in assets and liabilities, net	(94,529)	(181,644)

Net cash used in operating activities	(94,115)	(101,035)

Investing Activities:
Purchases/sales of property and equipment, net, and other	(9,016)	(13,330)

Financing Activities:
Net borrowings on notes payable, debt and other	102,144	134,985

Effect of changes in foreign currency exchange rates on cash	242	513

Increase (decrease) in cash and cash equivalents	(745)	21,133

Cash and cash equivalents at beginning of year	35,345	43,671

Cash and cash equivalents at end of period	$34,600	$64,804

Supplemental cash flow information¹:
Net cash used in operating activities	$(94,115)	$(101,035)
Purchases of property, plant and equipment	(9,174)	(25,411)
Proceeds from sales of assets	158	12,081

Free cash flow	$(103,131)	$(114,365)

¹	Free cash flow is a non-GAAP measure.